For Immediate Release

Contacts:	Dan Sondhelm	703 299-8390	dbsondhelm@aol.com
	Paula Carabell	414 226-2552	pcarabell@4sunstone.com
	Bridget Mason	816 860-5644	bridget.mason@umb.com
	Hubbard Garber	617 790-5838	hgarber@barringtonp.com

Milwaukee, WI	April 19, 2001

SUNSTONE AND UMB FINANCIAL CORPORATION FINALIZE ACQUISITION

       Sunstone Financial Group, Inc., and UMB Financial Corporation (NASDAQ: UMBF) announced today that the acquisition of Sunstone by UMB has been closed. The two companies combined will now offer all aspects of a mutual fund back office, including fund administration and accounting, transfer agent, distribution services, underwriting, marketing, shareholder communications, custody, and cash management capabilities.

       Sunstone remains under theleadership of Founder and President Mim Allison, and will keep its offices in Milwaukee, Wis. It is anticipated that Sunstone will assume back-office duties for UMB’s $2 billion proprietary mutual fund family, the UMB Scout Funds. Terms of the agreement were not disclosed.

       We are delighted to have this opportunity to offer an expanded range of services and plan to begin marketing immediately,” said Allison. “We believe this joining of mutual fund service capabilities under one umbrella is a winning combination in the industry.

       This partnership will help us continue building our fee-based business and better serve our customers with increased capabilities,” said R. Crosby Kemper III, UMB Financial Corporation chairman and CEO. “Sunstone meets our exacting standards of excellence in shareholder services, and we are confident it will be a valuable addition to our company.

About Sunstone Financial Group:

       Sunstone is a nationally recognized mutual fund service provider to nearly forty mutual funds and fund families. It is an industry leader in providing Internet services that allow shareholders to access account information, complete transactions, open new accounts online, as well as receive statements, confirmations, financial reports and prospectuses via e-mail. In addition, Sunstone provides investment managers and brokers the ability to obtain their customer account information online.

About UMB Financial Corporation:

      UMB Financial Corporation is a $7.5 billion multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. It owns and operates 170 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include a trust management company in South Dakota and single-purpose companies that deal with brokerage services, consulting services, leasing, venture capital, and insurance.